Exhibit 10.22

ASSET PURCHASE AGREEMENT

BY AND AMONG

PREMIER DATA SERVICES, INC.

AND

CUSTOMERSOFT, LLC

Dated as of November 1, 2006

ASSET PURCHASE AGREEMENT

This AGREEMENT (this “Agreement”), dated as of November 1, 2006, by and between Premier Data Services, a Delaware California corporation (“Seller”) and CustomerSoft, LLC, a Colorado limited liability company (“Purchaser”).

RECITALS

WHEREAS, one of Seller’s divisions known as the “CustomerSoft” or “Customer Relationship Management” division (the “CRM Division”) is engaged in designing, making and selling the CRM Products; and

WHEREAS, the parties desire that Seller sell, transfer and assign to Purchaser, and that Purchaser purchase and assume from Seller, certain specified assets and liabilities related to the CRM Division, all as more specifically provided herein (the “Acquisition”);

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Defined Terms

As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Software” means all Seller owned computer software that is used exclusively in and related exclusively to the CRM Products and listed or described in Schedule 2.1(d).

“Acquired Technology” means the Acquired Software and the developments, data, designs, information, control algorithms and methods, manufacturing processes, business methods and processes, inventions (whether or not patentable), works of authorship and other technology used exclusively in or related exclusively to the CRM Products.

“Acquisition” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.  For purposes of this definition, the term “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

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“Ancillary Agreements” means the IP Agreement, the Sublease and the Transition Services Agreement.

“Assigned Intellectual Property Rights” means the Intellectual Property Rights assigned by Seller to Purchaser pursuant to the IP Agreement.

“Assumed Contracts” has the meaning set forth in Section 2.1(f).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” has the meaning set forth in Section 3.2(b).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the State of Colorado.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“CRM Division” has the meaning set forth in the Recitals.

“CRM Division Employee” has the meaning set forth in Section 6.8(a).

“CRM Products” means the products and services listed on Schedule 1.1.

 “Damages” has the meaning set forth in Section 9.1(a).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

 “GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any U.S. or non-U.S. arbitrator, court, agency, commission, nation, government, any state or other political subdivision thereof and any entity exercising or entitled to exercise executive, legislative, judicial, regulatory, taxing or administrative power or authority of any nature whatsoever.

“Indemnified Person” means a Purchaser Indemnified Person or a Seller Indemnified Person.

 “Intellectual Property Rights” means patents, trade secrets, copyrights and trademarks, including all applications for, and registrations, grants or issuances of, the foregoing.

 “Inventory” has the meaning set forth in Section 2.1(a).

“IP Agreement” means the Assignment and License of Intellectual Property Agreement by and between Seller and Purchaser substantially in the form of Exhibit A hereto.

“IRS” means the Internal Revenue Service.

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“Knowledge” means:  (i) with respect to Seller, the actual knowledge of Seller’s directors and officers or other management-level personnel after due and diligent inquiry; and (ii) with respect to Purchaser, the actual knowledge of Don Brower, after due and diligent inquiry.

“Law” means any law (including common law), statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or binding judicial or administrative doctrine that is promulgated or issued by any Governmental Entity.

“Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge or security interest in respect of such asset; provided, however, that the term “Lien” shall not include:  (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings; (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; and (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies incurred in the ordinary course of business and (x) not yet delinquent or (y) being contested in good faith and other like liens.

“Material Adverse Effect” means: (i) any event, change, effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of the CRM Division, taken as a whole, excluding from the foregoing any event, change or effect arising or resulting from or relating to:  (A) changes in general economic, financial market, political or regulatory conditions or changes affecting the industry in which the CRM Division operates generally, (B) the announcement or provision of notice of this Agreement or the Acquisition, (C) compliance by Purchaser or Seller with the prohibitions contained in, or the taking of any action contemplated or permitted by, this Agreement, (D) any action taken by Purchaser in respect of the CRM Products or the CRM Division, (E) the outbreak or escalation of war, hostilities or terrorist activities; and (ii) with respect to Purchaser, any event, change, effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of Purchaser.

 “Officer’s Certificate” has the meaning set forth in Section 9.2(a).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization.

“Personal Property” has the meaning set forth in Section 2.1(b).

“Proprietary Asset” means: (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, proprietary technology, proprietary right or other proprietary intellectual property right or intangible asset related exclusively to the CRM Products; and (b) any right to use or exploit any of the foregoing.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.7.

“Purchaser” has the meaning set forth in the Preamble.

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“Purchaser Indemnified Person” or “Purchaser Indemnified Persons” has the meaning set forth in Section 9.1(a).

“Seller” has the meaning set forth in the Preamble.

“Seller Authorizations” has the meaning set forth in Section 4.8.

“Seller Disclosure Schedule” has the meaning set forth in Article IV.

“Seller Indemnified Person” or “Seller Indemnified Persons” has the meaning set forth in Section 9.1(b).

“Sublease” means the sublease agreement substantially in the form of Exhibit B hereto by and between Seller and Purchaser for the sublease of the current premises of the CRM Division.

“Tax” or “Taxes” means all United States federal, state, local and foreign taxes, and other assessments of a similar nature including, without limitation:  (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (iii) license, registration and documentation fees; and (iv) customs duties, tariffs and similar charges, in each case, whether imposed directly or through withholding, and including any interest, additions to tax, or penalties applicable thereto.

“Tax Authority” means the IRS and any other national, regional, state, municipal, foreign or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

“Tax Return” means all United States federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns or other documents and any amendments thereto required to be filed with a Tax Authority.

“Termination Date” has the meaning set forth in Section 8.1(b).

“Transaction Expenses” has the meaning set forth in Section 8.3.

“Transferred Personnel” means all CRM Division Employees engaged in the CRM Division prior to the Closing Date, who will become employees or contractors of Purchaser after the Closing Date.

“Transition Services Agreement” means the transition services agreement substantially in the form of Exhibit C hereto by and between Purchaser and Seller pursuant to which Seller shall provide to Purchaser certain administrative services and infrastructure support (on the terms and subject to the conditions described therein).

“Undertaking and Instrument of Assumption” has the meaning set forth in Section 3.3(b).

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ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1    Sale and Transfer of the Assets

On the terms and subject to satisfaction or a waiver of the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, and Purchaser shall purchase and accept from Seller, all rights, titles and interests of Seller in and to the properties and assets of Seller that are described below, wherever located, as the same shall exist on the Closing Date free and clear of all Liens, but excluding, in each case, any such rights, properties and assets that constitute Excluded Assets (collectively, the “Acquired Assets”):

(a)           all inventory of the CRM Division, including raw materials, work-in-progress and finished goods (the “Inventory”);

(b)           all of the machinery and equipment, tools, furniture, supplies, spare parts, replacement and component parts and other tangible personal property of the CRM Division listed on Schedule 2.1(b) (the “Personal Property”);

(c)           all Assigned Intellectual Property Rights;

(d)           all Proprietary Asset and Acquired Technology;

(e)           all assignable rights of Seller relating to the CRM Products or the CRM Division in and to all agreements, contracts and arrangements that are listed or described on Schedule 2.1(e) (the “Assumed Contracts”);

(f)           all accounts receivable due to Seller from any Person prior to the Closing;

(g)          all books and records of Seller relating to the Acquired Assets;

(h)          Seller’s marketing and sales materials relating exclusively to the CRM Division;

(i)           Seller’s backlog relating exclusively to the CRM Division;

(j)           all customer or client lists, files, documentation, and records used exclusively in connection with the CRM Division;

(k)          all general, financial and personnel records, ledgers, sales invoices, accounts and payable records, files, correspondence and other files and records of Seller relating exclusively to the CRM Division;

(l)           all leases of equipment, machinery or other tangible personal property relating exclusively to the CRM Division (the “Personal Property Leases”);

(m)          all goodwill relating exclusively to the CRM Division;

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(n)           all other assets and property of Seller of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by Seller as of the Closing and which are used by Seller exclusively in Seller's operation of the CRM Division, other than the Excluded Assets;

(o)           all causes of action, judgments, claims, deposits, refunds, rebates, rights of recovery, rights of set-off, rights of recoupment or demands of whatever kind or description exclusively relating to the CRM Division which Seller has or may have against any other person or entity, as set forth on Schedule 2.1(o);

(p)           all rights of Seller pursuant to any and all guaranties, warranties, indemnities and other similar rights in favor of Seller with respect to the items described in Sections 2.1(a)-(o) above.

Section 2.2    Excluded Assets

Notwithstanding anything to the contrary contained in this Agreement, Seller shall retain and not transfer, and Purchaser shall not purchase or acquire, the following assets (collectively, the “Excluded Assets” :

(a)           all assets, rights and licenses not related exclusively to the CRM Division;

(b)           all cash, cash equivalents and similar type investments, such as certificates of deposit, treasury bills and other marketable securities;

(c)           all notes receivable;

(d)           all proposals, RFP’s, correspondence, proof of concept materials, evaluations or any other materials prepared exclusively in connection with the sale of CRM Products to Starscape and, subject to the provisions of Section 6.11 below, all fees or similar payments arising from the prospective sale of the CRM Products to Starscape;

(e)           all books and records constituting Seller’s corporate records, such as minute books, seals and similar items;

(f)           all insurance policies and all rights to causes of action, lawsuits, claims and demands, rights of recovery and set-off, and proceeds under or with respect to insurance policies;

(g)           all rights to causes of action, lawsuits, claims and demands of any nature available or being pursued by Seller with respect to the Excluded Assets or the Excluded Liabilities;

(h)           all right, title and interest of the Seller in and to prepaid Taxes related to the CRM Division, any claims for any refund, rebate or abatement with respect to Taxes related to the CRM Division for any period or portion thereof through the Closing Date and any interest payable with respect thereto; and

(a)           the other assets, rights and licenses listed or described on Schedule 2.2(j).

Section 2.3    Assumption of Certain Liabilities

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On the terms and subject to the conditions set forth herein, Purchaser will assume and agree to satisfy and discharge or perform when due only the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

(b)           liabilities and obligations arising under the Assumed Contracts to the extent that the rights and benefits of Seller thereunder are after the Closing Date, subject to Section 2.5 hereof, effectively transferred or assigned to Purchaser; and

(b)           all product warranty, repair, maintenance, service or support obligations relating to the Acquired Assets or the CRM Products and identified on Schedule 2.3(b) hereof, and liabilities arising thereunder or relating thereto.

Section 2.4     Excluded Liabilities

With the exception of the Assumed Liabilities, Purchaser shall not, by execution and performance of this Agreement or otherwise, assume or otherwise be responsible for any debt, liability, obligation or commitment of any nature of Seller, whether relating to the CRM Division, any of Seller's other assets, operations, businesses or activities, or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the Closing Date (the “Excluded Liabilities”).  Without limiting the foregoing, the Excluded Liabilities shall include:

          (a)     any liability with respect to any employee plan benefit plan or any other obligation of Seller for payments to CRM Division Employees accrued by Seller at any time up to (but excluding) the Closing Date;

          (b)        any liability of Seller for Taxes, including, but not limited to, all liabilities for or in respect of any Taxes for all periods ending on or prior to the Closing Date, excluding those Taxes that are the responsibility of Buyer pursuant to Section 6.7;

          (c)         any liability of Seller relating to the Excluded Assets.

Section 2.5    Inability to Assign Assumed Contracts

Notwithstanding anything to the contrary contained in this Agreement to the extent that the sale, assignment, transfer, conveyance or delivery to Purchaser of any Assumed Contract or Personal Property Lease is prohibited by any Law or would require any consent or approval which shall not have been obtained prior to the Closing (after Seller’s and Purchaser’s reasonable efforts to obtain them), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery thereof.  Any assumption by Purchaser of obligations thereunder in connection with any Assumed Contract which shall require the consent, approval or novation of any third party shall be made subject to such consent, approval or novation being obtained.  Both prior to and following the Closing, the parties shall use their reasonable efforts and cooperate with each other to obtain promptly such consents and approvals that have not yet been obtained; provided, however, that Purchaser shall not be required to pay any consideration therefore.  Pending the receipt of such consents and approvals, the parties shall use their commercially reasonable efforts and cooperate with each other to provide to Purchaser (to the extent permitted by Law) the benefits of use of the Assumed Contract in question and, provided Purchaser receives a benefit of use thereof, Purchaser shall pay or satisfy the Assumed Liabilities, if any, corresponding thereto.  Once such consents and approvals are obtained, Seller shall as soon as possible

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thereafter assign, transfer, convey and deliver such Assumed Contract to Purchaser for no additional consideration.  To the extent that any such Assumed Contract cannot be transferred or the benefits of use of any such Assumed Contract cannot be provided to Purchaser following the Closing, then Purchaser and Seller shall enter into such arrangements for no additional consideration from Purchaser (including subleasing or subcontracting to the extent permitted) to provide Purchaser the economic (taking into account tax costs and benefits) and operational equivalent of obtaining such consents and approvals.

Section 2.6    Purchase Price

Subject to the terms and conditions of this Agreement, in consideration for the Acquired Assets, Purchaser shall assume the Assumed Liabilities and Purchaser shall pay to Seller an aggregate amount equal to the sum of (i) One Hundred Dollars ($100.00) and (ii) all revenues, royalties, fees or similar payments arising from the prospective sale of CRM Products to Starscape, up to maximum amount of $800,000 (including for the purposes of such calculation, all amounts received by Seller from Starscape prior to the Closing) (the “Purchase Price”).

Section 2.7     Allocation of Purchase Price for Tax Purposes

Prior to the Closing, Seller and Purchaser will prepare a mutually agreed upon schedule setting forth the portion of the purchase price allocated to assets that comprise the Acquired Assets (the “Purchase Price Allocation Schedule”).  The parties agree that the Purchase Price Allocation Schedule shall be used by all parties for purposes of complying with Section 1060 of the Code and the purchase price allocation schedule in respect of the Acquired Assets to be filed on Internal Revenue Service Form 8594 shall reflect and be consistent with the Purchase Price Allocation Schedule.  Purchaser and Seller agree to (i) prepare and file each of their respective Tax Returns on a basis consistent with such allocation schedules and (ii) unless otherwise required by applicable Law, take no position inconsistent with such allocation schedules on any applicable Tax Return, in any audit or proceeding before any Tax Authority, in any report made for Tax, financial accounting, or for any other purpose.

ARTICLE III

THE CLOSING

Section 3.1    The Closing

Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hauptman, LLC, 3773 Cherry Creek North Drive, Suite 1075, Denver, CO  80209 at 10:00 a.m., Pacific time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VII of this Agreement, unless another time, date or place is agreed to in writing by the parties hereto (the “Closing Date”).

Section 3.2    Deliveries by Seller

At the Closing, Seller shall deliver or cause to be delivered to Purchaser (unless previously delivered), the following:

(a)           the books, files and other records of Seller referred to in Section 2.1(f);

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(b)           a duly executed bill of sale (the “Bill of Sale”), substantially in the form of Exhibit D hereto, transferring the Acquired Assets (other than the Assigned Intellectual Property Rights, which will be transferred to Purchaser pursuant to the IP Agreement) to Purchaser free and clear of all Liens;

(c)           the IP Agreement duly executed by Seller;

(d)           the Sublease duly executed by Seller;

(e)           the Transition Services Agreement duly executed by Seller;

(f)           subject to the provisions of Section 2.5, duly executed assignments, in form and substance reasonably acceptable to Purchaser, transferring to Purchaser all Assumed Contracts;

(g)           all other duly executed conveyance documents reasonably necessary to transfer to Purchaser the Acquired Assets;

(h)           the certificate of Seller’s officer referenced in Section 7.2(b) hereof;

(i)           such Lien releases, pay-off letters and UCC-3 termination statements as may be necessary to evidence the release and termination of any Liens on the Acquired Assets; and

(j)           an opinion, addressed to Purchaser and dated the Closing Date, from ______________, counsel to Seller, in substance and form reasonably satisfactory to the Purchaser.

Section 3.3    Deliveries by Purchaser

At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless previously delivered), the following:

(a)           the Purchase Price, in immediately available funds;

(b)           the undertaking and instrument of assumption (the “Undertaking and Instrument of Assumption”) substantially in the form of Exhibit E attached hereto, evidencing the assignment by Seller and the assumption by Purchaser of the Assumed Liabilities;

(c)           the IP Agreement duly executed by Purchaser;

(d)           the Sublease duly executed by Purchaser;

(e)           the Transition Services Agreement duly executed by Purchaser;

(f)           subject to the provisions of Section 2.5, duly executed assignments, in form and substance reasonably acceptable to Seller, transferring to Purchaser all Assumed Contracts; and

(g)           the certificate of Purchaser’s officer referenced in Section 7.3(b) hereof.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except for matters disclosed in the corresponding section of the disclosure schedule prepared by Seller and delivered by Seller herewith (the “Seller Disclosure Schedule”), Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 4.1    Organization, Standing and Power

Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller has the requisite corporate power and authority to own, lease and operate the Acquired Assets and the CRM Division as now being conducted, and to perform its obligations under this Agreement and the Ancillary Agreements.  Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect on the CRM Division.  Seller is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

Section 4.2    Authority; No Conflicts

(a)           Seller has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller.

(b)           This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligations of Seller enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)           Except as disclosed in Schedule 4.2(c), neither the execution and delivery by Seller of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws, (ii) any material contract, agreement or understanding to which Seller is a party or to which any of its material properties or assets is bound or (iii) any material permit, authorization, concession, franchise, license, writ or Law of any Governmental Entity applicable to Seller or any of its material properties or assets, except, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations or defaults, which would not reasonably be expected to have a Material Adverse Effect on the CRM Division or that would reasonably be expected to prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements.  Except as disclosed in Schedule 4.2(c), to the Knowledge of Seller, no notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity, or any other Person is necessary for the execution and delivery of this Agreement and the Ancillary Agreements by Seller or the consummation by Seller of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.3    Litigation

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To Seller’s Knowledge, there is no private or governmental action, suit, proceeding, claim or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened against Seller in connection with the CRM Division or the Acquired Assets or which would reasonably be expected to prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.4    Title to Property

Except as disclosed in Schedule 4.4, the Seller has good and marketable title to all tangible Acquired Assets, free and clear of any and all Liens.  The Acquired Assets, together with the intellectual property rights licensed pursuant to the IP Agreement and the services and arrangements described in the Transition Services Agreement, comprise all assets and services required for the continued conduct of the CRM Division by the Purchaser as now being conducted.

Section 4.5    Intellectual Property

(a)           Noninfringement.

(i)     The Seller Disclosure Schedule includes a list of:  (A) all written allegations, received by Seller that the Acquired Assets infringe or misappropriate the intellectual property rights of any third party; and (B) any written opinions of counsel relating thereto delivered to Seller.

(ii)     The Acquired Technology developed by Seller does not infringe or misappropriate or made any unlawful use of, any Proprietary Asset owned or used by any other Person.

(iii)    To the Seller’s Knowledge, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Assigned Intellectual Property Rights.

(b)           Ownership.  Seller is the sole owner of the Assigned Intellectual Property Rights.

(c)           Validity.  No written notices have been received alleging that the Assigned Intellectual Property Rights are invalid or unenforceable.

(d)           Confidentiality.  No trade secrets within the Assigned Intellectual Property Rights have been disclosed to a third party other than pursuant to written non-disclosure agreements.  Schedule 4.5 contains a complete and correct list of all non-disclosure agreements pursuant to which trade secrets within the Assigned Intellectual Property Rights have been disclosed to third parties.

(e)           No Restrictions.  There are no settlements, consents, or judgments between Seller and a third party that:  (i) restrict the Purchaser’s right to use any of the Assigned Intellectual Property Rights; (ii) restrict the distribution or sale of the CRM Products in order to accommodate a third party’s Intellectual Property Rights; or (iii) permit third parties to use any of the Assigned Intellectual Property Rights.

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                    Section 4.6     Territorial Restrictions.

Seller is not restricted by any written agreement or understanding with any other Person from carrying on the business conducted by the CRM Division anywhere in the world.  Purchaser, solely as a result of its purchase of the Acquired Assets from Seller pursuant hereto and the assumption of the Assumed Liabilities, will not thereby become restricted in carrying on any business anywhere in the world.

Section 4.7    Customers.

Seller has not received any notice or has any reason to believe that any significant customer of the CRM Division has ceased, or will cease, to use the products, goods or services of the CRM Division.

Section 4.8    Assumed Contracts.

Seller has delivered to Buyer complete and correct copies of all Assumed Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Assumed Contracts. All Assumed Contracts are in full force and effect and enforceable against each party thereto.  There does not exist under any Assumed Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller or, to the best knowledge of Seller, any other party thereto except as set forth in Schedule 4.8.

Section 4.9    Taxes

Seller has (A) filed with the appropriate taxing authorities all Tax Returns relating to the Acquired Assets or the CRM Division required to be filed for any period ending on or before the Closing Date (or are properly on extension), and all such filed Tax Returns are true, correct and complete in all material respects, and (B) paid in full all Taxes shown to be due on such Tax Returns, together with any penalties or fines due in connection therewith.  There are no liens for Taxes upon the Acquired Assets except for statutory liens for current Taxes not yet due and payable.  Seller will file appropriate Tax Returns for any period ending on or before the Closing Date, and pay any Taxes for such periods when due.  Seller has not received any outstanding notice of audit and is not undergoing any audit of Tax Returns relating to the Acquired Assets or the CRM Division or received any notice of deficiency or assessment from any taxing authority with respect to liability for Taxes relating to the Acquired Assets or the CRM Division which has not been fully paid or finally settled.  There have been no waivers of statutes of limitations by Seller with respect to any Tax Returns relating to the Acquired Assets or the CRM Division.  Seller has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has withheld all amounts required by law to be withheld from the wages or salaries of employees and independent contractors of the CRM Division, and is not liable for any Taxes with respect to the employees and independent contractors of the CRM Division for failure to comply with such laws, rules and regulations.

Section 4.10   Brokers’ and Finders’ Fees

Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby that will be charged to the CRM Division.

Section 4.11    Board Approval

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Seller’s board of directors has adopted and approved this Agreement, the IP Agreement and the Acquisition, and such approval has not been amended, rescinded or modified.

ARTICLE V

cccccccccREPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof and as of the Closing as follows:

Section 5.1    Organization, Standing and Power

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.  Purchaser has the requisite power to own its properties and to carry on its business as now being conducted.  Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would materially delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements by Purchaser.  Purchaser is not in violation of any of the provisions of its Articles of Organization or Operating Agreement.

Section 5.2    Authority; No Conflicts

(a)           Purchaser has the requisite power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser.

(b)           This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally or any general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)           Neither the execution and delivery by Purchaser of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) any provision of the Articles of Organization or Operating Agreement, or other equivalent charter documents, as applicable, of Purchaser.

Section 5.3    Litigation

To Purchaser’s Knowledge, there is no private or governmental action, suit, proceeding, claim or investigation pending before any agency, court or tribunal, foreign or domestic, or threatened against Purchaser which would reasonably be expected to have a Material Adverse Effect on Purchaser or prevent or materially delay the consummation by Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.

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Section 5.4    Brokers’ and Finders’ Fees

Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 5.5     Funds

Purchaser has access to adequate funds to permit Purchaser to support operations and to aggressively pursue completion of the Starscape customer acquisition and pay the Purchase Price.

Section 5.6    Purchaser Investigation

Purchaser has conducted (with the assistance of its representatives and advisers to the extent Purchaser has deemed appropriate) its own independent investigation, review and analysis of Seller, the CRM Division, the CRM Products and the Acquired Assets.  Purchaser acknowledges that: (i) it and its representatives and advisers have been provided adequate access to the personnel, properties, premises and records of Seller, the CRM Division and the CRM Products for purposes of such investigation, review and analysis and (ii) Purchaser is knowledgeable about the CRM Products and the industries in which Seller operates the CRM Division, and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and the Ancillary Agreements.  Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any representation or warranty of Seller or any Person acting on behalf of Seller (except the specific representations and warranties of Seller set forth in Article IV of this Agreement).

ARTICLE VI

CERTAIN COVENANTS

Section 6.1    Conduct of the CRM Division

Except (1) as contemplated by this Agreement, (2) as set forth in the Seller Disclosure Schedule, or (3) as agreed by Seller and Purchaser in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing:

(a)           Seller shall use its reasonable efforts to operate the CRM Division in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to keep available the services of the key employees of the CRM Division and to preserve the relationships of the CRM Division with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it; and

(b)           Seller agrees to keep in full force and effect insurance comparable in amount and scope to the coverage maintained on the CRM Division and the Acquired Assets by it (or on behalf of it) on the date hereof.

Section 6.2    Access to Information

(a)           Seller shall afford Purchaser and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to (i) the Acquired Assets and (ii) such other information concerning the CRM Division and the CRM Products as Purchaser may reasonably request.

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(b)           Subject to compliance with applicable Law, from the date hereof until Closing, Seller shall confer on a regular basis with one or more representatives of Purchaser to report operational matters of materiality and the general status of ongoing operations.

(c)           Seller shall give prompt notice to Purchaser upon learning of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at the date hereof or at the Closing or (ii) any condition set forth in Article VII to be unsatisfied at the Closing Date (except to the extent it refers to a specific date) and (b) any material failure of Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(d)           Seller may from time to time prior to or on the Closing Date by notice in accordance with this Agreement supplement or amend the Seller Disclosure Schedule to (i) correct any matter that would otherwise constitute a breach of any representation, warranty or covenant contained in this Agreement.  If such a supplement to or amendment of the Seller Disclosure Schedule materially and adversely affects the benefits to be obtained by Purchaser under this Agreement, then Purchaser shall have the right to terminate this Agreement, but such right of termination shall be Purchaser’s sole remedy relating to matters set forth in amendments or supplements to the Seller Disclosure Schedule unless the existence of such matters were known to Seller prior to the execution hereof and Seller willfully failed to include such matters in the Seller Disclosure Schedule, in which event Purchaser shall be entitled to recover its actual out of pocket expenses incurred during the period commencing on the execution date hereof and ending on the effective date of termination of this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, the Seller Disclosure Schedule and the representations and warranties made by Seller shall be deemed for all purposes to include and reflect such supplements and amendments as of the date hereof and at all times hereafter, including the Closing Date.

Section 6.3     Public Disclosure; Confidentiality

(a)           Purchaser and Seller shall, prior to Closing, consult with each other before issuing any press release, making any other public statement or making any other disclosure to any third party (whether or not in response to an inquiry) regarding the existence or terms of this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, and, prior to the Closing, neither Purchaser nor Seller shall, and each shall use their respective reasonable efforts to ensure that their respective representatives and advisors shall not, issue any such press release or make any such statement or disclosure without the prior written approval of the other party, except as may be required by Law, in which case the disclosing party shall provide to the other party to this Agreement such advance notice as is reasonable under the circumstances prior to the making of, and shall consult with the other party regarding the form of, any such required disclosure.  Notwithstanding the foregoing, Purchaser and Seller may reveal the existence and terms of this Agreement and the Ancillary Agreements to their respective representatives and advisors (i) who need to know the terms of this Agreement or the Ancillary Agreements, as the case may be, for the purpose of evaluating the Acquisition, (b) who are informed of the confidential nature of this Agreement and the Ancillary Agreements and (c) who agree to act in accordance with the terms of this Section 6.3.

(b)           From the date hereof and after the Closing, Seller and its respective Affiliates will hold, and will use their reasonable best efforts to cause their respective representatives to hold, in confidence, unless compelled to disclose pursuant to any applicable Law, all confidential documents and information relating to the CRM Division and the CRM Products, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party or (ii) in the public domain through no fault of Seller and its Affiliates.

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              Section 6.4    Consents

Each of Purchaser and Seller shall promptly apply for or otherwise seek, and use their reasonable efforts to obtain, all consents, waivers, approvals assignments and novations required to be obtained to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.5    Legal Requirements

Subject to the terms and conditions herein provided, each of Purchaser and Seller will take all reasonable actions necessary to comply in all material respects promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and will take all reasonable actions necessary to obtain (and will cooperate with the other party hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made by it in connection with the taking of any action contemplated by this Agreement or the Ancillary Agreements.

Section 6.6    Reasonable Efforts and Further Assurances

Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller agree to use their reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Acquisition as promptly as practicable.  Following the Closing, each of Seller and Purchaser shall cooperate with each other and shall execute and deliver such additional instruments or documents, and take such other actions as shall be necessary, or as such other party reasonably requests, to evidence, confirm or give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.7     Tax Matters

(a)           Responsibility for the preparation and filing of Tax Returns and the payment of Taxes incurred as a result of the sale and transfer of the Acquired Assets and the assumption of the Assumed Liabilities hereunder will be as follows:

(i)     Purchaser and Seller will each prepare and file such Tax Returns as may be, respectively, required of them in connection with all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation or other similar Taxes incurred as a result of the sale and transfer of the Acquired Assets and the Assumed Liabilities hereunder in accordance with the form of the Acquisition or as may otherwise be required by a Governmental Entity; provided, however, that the cost of all such Taxes will be borne by Seller.

(ii)    Seller will be responsible for the preparation and filing of any required income Tax Returns and the payment of all of Seller’s income Taxes incurred as a result of the sale and transfer of the Acquired Assets and the Assumed Liabilities hereunder.

(iii)    Seller will be responsible for the timely payment of, and shall indemnify and hold harmless Purchase against, all sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees

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(“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement.

(iv)    Seller will be responsible for the preparation and filing of all Tax Returns and the payment of all Taxes relating to the Acquired Assets and the Assumed Liabilities for the period up to and including the Closing Date.

(v)    For the period after the Closing, Purchaser will be responsible for the preparation and filing of all Tax Returns and the payment of all other Taxes of any nature incurred or relating to the Acquired Assets or the Assumed Liabilities.

(b)           Purchaser and Seller will provide each other with such cooperation and information as either of them reasonably may request of the other in connection with filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or preparation for litigation or investigation of claims or in connection with any audit.  Each of Purchaser and Seller will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters concerning the CRM Products for the taxable year of Seller ending after the Closing Date and for all previous years, until the expiration of the statute of limitations of the taxable years to which such Tax Returns and other documents relate (and, to the extent notified by the other party in writing, any extensions thereof).  Any information obtained under this Section 6.7(b) will be kept confidential as contemplated by Section 6.3, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding related to the payment of Taxes.

(c)           If in order to prepare proper documents required to be filed with Governmental Entities or its financial statements, it is necessary that either Purchaser or Seller be furnished with additional information relating to the Acquired Assets or the Assumed Liabilities and such information is in the possession of the other party, such other party will use its reasonable efforts to furnish such information in a timely manner to the party reasonably requiring such information, at the cost and expense of the party requiring such information.

(d)           Seller and Purchaser will file or provide to each other such Tax Returns, forms and other documents as may be required or necessary to minimize or obtain an exemption from any excise, sales, use, value added, transfer, stamp, documentary, filing, recordation or other similar Taxes that arise with respect to the Acquired Assets or the Assumed Liabilities.  Without limiting the generality of the foregoing, on or before the Closing Date Purchaser will provide Seller with any required sales Tax exemption certificates of Purchaser required in connection with the Acquisition.

(e)           Notwithstanding any other provision of this Section 6.7, no party will have access to the other party’s federal, state or foreign income Tax Returns or books and records relating thereto.

Section 6.8    Employees

(a)           Purchaser shall offer employment to the employees of Seller listed on Schedule 6.8 (the “CRM Division Employees”).   Employment by Purchaser of CRM Division Employees who accept Purchaser’s offer of employment shall commence as of the Closing Date.  Any CRM Division Employees who do not accept Purchaser's offer of employment shall remain employees of Seller subject to the existing terms and conditions of such employment.

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(b)           Seller and Purchaser acknowledge and agree that all provisions contained in this Agreement with respect to CRM Division Employees are included for the sole benefit of Seller and Purchaser and shall not create any right (i) in any other Person, including any such CRM Division Employee, or (ii) to continued employment with Purchaser or Seller.

Section 6.9    Non-solicitation

From the date hereof until the third anniversary of the Closing Date, each of Seller and Purchaser agree that, except as contemplated by Section 6.8(a) above, without the written consent of the other party, it shall not, directly or indirectly,

(a)           induce, solicit or hire,

(b)           attempt to induce, solicit or hire or

(c)           aid or assist any other Person to induce, solicit or hire,

any person who is at the time an employee of the other Party, nor shall it induce or encourage any such person to leave the employ of the other party.

Section 6.10    Waiver of Bulk Sales Requirement

Each of the parties waives compliance with any applicable bulk sales laws, including the Uniform Commercial Code Bulk Transfer provisions.

Section 6.11    Starscape Customer Acquisition.

(a)           Seller hereby agrees to provide Purchaser with a copy of all RFP’s, proof of concept documents, purchase orders, or other customer acquisition documents relating to Starscape. Purchaser hereby agrees that it shall use its reasonable efforts to consummate the sale of the CRM Products to Starscape on behalf of Seller on reasonable terms and conditions.   Provided that Purchaser has not defaulted in the performance of its obligations herein relating to the exercise of reasonable efforts to consummate such sale, Purchaser shall have no liability to Seller in the event that the sale of CRM Products to Starscape is not consummated and shall have no obligation to Seller to pay any additional amounts to Seller on account thereof.

(b)           In consideration for the services to be provided by Purchaser, Purchaser shall be entitled to retain, on account of its sales efforts and maintenance obligations, all amounts received from Starscape in excess of 800,000, inclusive of any license payments, royalties, fees or similar payments, arising from the consummation of the sale of CRM Products to Starscape.   Purchaser shall instruct Starscape to pay over to Seller all amounts payable as a result of such sale promptly as and when they fall due.  In the event that Starscape pays to Purchaser, or Purchaser otherwise receives, any such royalties or other fees prior to achievement of the $800,000 threshold, Purchaser shall promptly pay all such royalties and other fees paid to or otherwise received by Purchaser to Seller.  Purchaser shall be entitled to collect any amounts in excess of $800,000.

(c)           Purchaser hereby agrees that from and after the Closing Date: (i) all product warranty, repair, service, support and maintenance obligations relating to the CRM Products sold to Starscape, and all liabilities arising thereunder or related thereto, shall, as of the Closing Date, be the sole and exclusive responsibility of Purchaser; (ii) Seller shall have no further obligation or liability in respect

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thereof; and (iii) Purchaser shall hold Seller harmless and indemnify Seller for any and all Damages incurred by Seller in connection with any such obligations or liabilities.

(d)            Nothing contained herein shall obligate Purchaser to initiate any cause of action or any other collection activity or incur any expenses in enforcing the rights of Seller in connection with the sale of the CRM Products to Starscape.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1    Conditions to Obligations of Each Party to Effect the Acquisition

The respective obligations of each party to this Agreement to consummate and effect the Acquisition and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)           No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be pending; provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.  No statute, rule, regulation or order shall have been enacted, entered or enforced, which makes consummation of the transactions contemplated by this Agreement and the Ancillary Agreements illegal.

(b)           Third Party Consents.  The consent or approval of those Persons whose consent or approval shall be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained in form and substance reasonably satisfactory to Purchaser and Seller.

Section 7.2    Additional Conditions to Obligations of Seller

The obligations of Seller to consummate and effect the Acquisition and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Seller:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and (ii) Purchaser shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

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(b)           Closing Deliveries.  Purchaser shall have delivered to Seller all instruments and documents required to be delivered by Purchaser under Section 3.3.

(c)           Employment Offers.  Purchaser shall have provided offers of employment to all CRM Division Employees in accordance with the requirements of Section 6.8.

Section 7.3    Additional Conditions to the Obligations of Purchaser

The obligations of Purchaser to consummate and effect the Acquisition and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(a)           Representations, Warranties and Covenants.  (i) The representations and warranties of Seller in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for such representations and warranties which speak as of a particular time which representations and warranties need be true and correct only as of such time) and (ii) Seller shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b)           Certificate of Seller.  Purchaser shall have received an officer’s certificate certifying fulfillment of the conditions set forth in Section 7.3(a).

(c)           Closing Deliveries.  Seller shall have delivered to Purchaser all instruments and documents required to be delivered by Seller under Section 3.2.

Section 7.4    Frustration of Conditions

Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination

At any time prior to the Closing this Agreement may be terminated:

(a)           by mutual consent of Purchaser and Seller;

(b)           by either Purchaser or Seller, if the Closing shall not have occurred on or before December 31, 2006 (the “Termination Date”), which right to terminate may be exercised at any time thereafter and may not be waived except expressly in writing; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Acquisition to be consummated on or before such date and/or such action or failure to act constitutes a breach of this Agreement;

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(c)           by Purchaser, if it is not in material breach of its obligations under this Agreement and its actions or failure to act have not been the cause or resulted in the failure of the Acquisition to be consummated, if Seller shall breach any representation, warranty, obligation or agreement hereunder, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach shall not have been cured, or by its nature cannot be cured, within twenty (20) days following receipt by Seller of written notice of such breach;

(d)           by Seller, if it is not in material breach of its obligations under this Agreement and its actions or failure to act have not been the cause or resulted in the failure of the Acquisition to be consummated, if Purchaser shall breach any representation, warranty, obligation or agreement hereunder, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, and such breach shall not have been cured, or by its nature cannot be cured, within twenty (20) days following receipt by Purchaser, as the case may be, of written notice of such breach; and

(e)           by Purchaser or Seller if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Acquisition shall have become final and nonappealable.

Section 8.2     Effect of Termination

In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void, and except as provided in Section 8.3, there shall be no liability or obligation on the part of Purchaser, Seller or their respective officers, directors, stockholders, shareholders or Affiliates, except to the extent that such termination results from fraud; provided that the provisions of Section 6.3 (Public Disclosure), Section 6.8 (Confidentiality), this Section 8.2, Section 8.3 (Expenses) and Article X shall remain in full force and effect and survive any termination of this Agreement.

Section 8.3     Expenses

Whether or not the Acquisition is consummated, all costs and expenses arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (including reasonable fees and expenses of legal counsel and financial advisors and accountants, if any) (in the aggregate, “Transaction Expenses”) shall be borne solely by the party incurring such expense.

ARTICLE IX

INDEMNIFICATION

Section 9.1    Indemnification

(a)           Subject to the limitations set forth in this Article IX and in Section 10.1, the Seller will defend, indemnify and hold harmless Purchaser, its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the “Purchaser Indemnified Persons”) from and against, and pay or reimburse the Purchaser Indemnified Persons for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute,

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accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Damages”) resulting from or arising out of:

(i)                 any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by Seller in this Agreement (as modified by the Seller Disclosure Schedule or any other Schedule to this Agreement), or in any exhibit or schedule to, or certificate delivered in connection with, this Agreement;

(ii)                 any and all Excluded Assets, Excluded Liabilities or Transaction Expenses of Seller;

(iii)                 any and all Taxes of Seller and its Affiliates not relating to or arising out of the CRM Division and expressly assumed by Purchaser hereunder;

(iv)                 any and all liabilities in respect of employees arising prior to the Closing Date.

(b)           Subject to the limitations set forth in this Article IX and in Section 10.1, the Purchaser will indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, agents and employees (hereinafter referred to individually as a “Seller Indemnified Person” and collectively as “Seller Indemnified Persons”), from and against any and all Damages arising out of:

(i)                 any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by Purchaser in this Agreement, or in any exhibit or schedule to, or certificate delivered in connection with, this Agreement; or

(ii)                 from and after the Closing Date, any and all Acquired Assets, Assumed Liabilities or Transaction Expenses of Purchaser.

(c)           Notwithstanding any other provision hereof, in no event shall either party be liable for any punitive, consequential, indirect, special or exemplary damages.

(d)           The amount of Damages for which the Purchaser Indemnified Persons may be indemnified pursuant to this Agreement shall be reduced by (1) the amount of any insurance proceeds payable to any Purchaser Indemnified Person with respect to such Damages, (2) any indemnity, contribution or similar payment payable to any Purchaser Indemnified Person and (3) an amount equal to the amount of any Tax benefits received by any Purchaser Indemnified Person attributable to such Damages.

(e)           Indemnification pursuant to this Article IX shall be Purchaser’s sole and exclusive remedy in connection with any breach by Seller of this Agreement or the Ancillary Agreements, the Excluded Assets and the Excluded Liabilities.

(f)           Any indemnification payment paid pursuant to this Article IX shall be treated as an adjustment to the purchase price.

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Section 9.2    Claims Procedure

(a)           In the event that an Indemnified Person seeks to exercise its rights to obtain indemnification for Damages pursuant to the terms of Section 9.1 hereto, Purchaser, in the case of a Purchaser Indemnified Person, shall deliver to Seller, or Seller, in the case of a Seller Indemnified Person, shall deliver to Purchaser, a certificate signed by any officer of Purchaser or Seller, as the case my be, (an “Officer’s Certificate”) specifying in reasonable detail: (i) the amount of Damages for which indemnification is being sought, (ii) the individual items included in the amount of Damages in such claim, (iii) the identity of the Person for whom the claim is being made, (iv) the date (or dates) each part or item of Damages (x) was paid and the Person to whom such payment was made, (y) was properly accrued or (z) arose, (v) any actions that, to the Knowledge of the party submitting the Officer’s Certificate, have been taken to dispute the claim and (vi) the nature of the misrepresentation, breach of warranty or other reason set forth in Section 9.1(a) or 9.1(b) to which the Damages are related.

(b)           The indemnifying party (an “Indemnifying Party”), shall have the right to object to one or more of the claims set forth in any Officer’s Certificate delivered by Purchaser or Seller, as the case may be to the Indemnifying Party by serving written notice thereof within fifteen (15) Business Days following the delivery of such Officer’s Certificate, which notice shall specify in reasonable detail the basis for such objection.  In the event that the Indemnifying Party does not object to a claim in accordance with the preceding sentence by the close of business on the fifteenth (15th) Business Day following receipt by the Indemnifying Party of the Officer’s Certificate, the Indemnifying Party shall be deemed to have accepted and agreed to the claim set forth in such Officer’s Certificate, and shall be precluded from raising any objection thereto following such date, and such claim shall be due and payable by the Indemnifying Party as of the next Business Day.

(c)           In case the Indemnifying Party so objects in writing to any claim or claims made in any Officer’s Certificate, Purchaser, in the case of a Purchaser Indemnified Party, or Seller, in the case of a Seller Indemnified Party, shall have fifteen (15) days after receipt of an objection by the Indemnifying Party to respond thereto in a written statement.  If after such fifteen (15) day period there remains a dispute as to any claims, the Indemnifying Party and Purchaser or Seller, as the case may be, shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Indemnifying Party and Purchaser or Seller, as the case may be, should so agree, the claims set forth in such Officer’s Certificate shall be modified as necessary to reflect such agreement, and such claim shall be due and payable by the Indemnifying Party as of the next Business Day.

(d)           If no such agreement can be reached after good faith negotiation, either the Indemnifying Party or Purchaser or Seller, as the case may be, may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators.  Within twenty (20) days after such written notice is sent, Purchaser or Seller, as the case may be, and the Indemnifying Party shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator.  The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement.

(e)           Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction.  Any such arbitration shall be held in Colorado under the commercial rules then in effect of the American Arbitration Association.  Each party shall bear its own expenses (including attorneys’ fees and expenses) incurred in connection with any such arbitration.  The fees and expenses of

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each arbitrator and the administrative fee of the American Arbitration Association shall be allocated by the arbitrator or arbitrators, as the case may be (or, if not so allocated, shall be borne equally by the parties to the arbitration).

Section 9.3     Third-Party Claims

In the event that a party becomes aware of a third-party claim which such party believes give rise to indemnification under this Article IX, such party shall promptly notify the Indemnifying Party of such claim, and the Indemnifying Party shall be entitled, at their expense, to participate in any defense of such claim; provided, however, that the failure to give prompt notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.  Purchaser, in the case of a Purchaser Indemnified Party, or Seller, in the case of a Seller Indemnified Party, shall have the right in its sole reasonable discretion to settle any such claim; provided, however, that neither Purchaser nor Seller, as the case may be, may effect the settlement of any such claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  In the event that the Indemnifying Party has consented to any such settlement, the Indemnifying Party shall have no power or authority to object under any provision of this Article IX to any claim by an Indemnified Party for indemnity in the amount of such settlement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1     Survival

The representations, warranties, covenants and agreements of each of Purchaser and Seller contained in this Agreement shall survive until the first anniversary of the Closing Date, except for and to the extent the covenants and agreements specifically call for action after the Closing Date.  In no case shall the termination of the representations, warranties, covenants and agreements affect any claim for misrepresentation or breach thereof or default thereunder if an Officer’s Certificate with respect to such misrepresentation, breach or default is delivered in accordance with the requirements of Section 9.2 prior to such termination.

Section 10.2    Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested), or sent by facsimile (which is confirmed), to the parties at the following address or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)        if to Purchaser, to:

CustomerSoft, LLC

Address  _____________________________

Address  _____________________________

Fax:  ________________________________

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                                   with a copy to:

(b)        if to Seller, to:

Premier Data Service, Inc.
8310 South Valley Highway, Suite 220
Englewood, CO  80112
Fax:

with a copy to:

Address  _____________________________

Address  _____________________________

Fax:  ________________________________

Section 10.3     Interpretation

When a reference is made in this Agreement to Schedules or Exhibits, such reference shall be to a Schedule or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrase “made available” in this Agreement means that the information referred to has been made available if requested by the party to whom such information is to be made available.  The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to [●], 2006.  The meanings given to terms defined herein will be equally applicable to both singular and plural forms of such terms.  Except as otherwise expressly provided herein, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.4    Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 10.5    Entire Agreement; Nonassignability; Parties in Interest

This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Seller Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) except by operation of the Acquisition, shall not be assigned by operation of Law or otherwise except as otherwise specifically provided, and (c) shall be

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binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.6    Severability

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.7    Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to such state’s principles of conflicts of law.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the States of Colorado, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the States of Colorado for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

Section 10.8     Rules of Construction

The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.9    Specific Performance

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.10    Amendment and Waiver

The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.  Any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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[Signature page follows]

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IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement or have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

[●]	[●]

By:___________________________________	By:___________________________________
Name:	Name:
Title:	Title:

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SCHEDULES

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Schedule 1.1

Equal Justice System Source Code

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Schedule 2.1 (b)

Don Brower
7GPX711 – Dell Computer and Peripherals including monitor, mouse and keyboard
Y3074289P – Toshiba Laptop

James Master
Compaq SQL Server
DELL Laptop                 JM8B71
DELL Desktop               8H81H51
Micron Desktop Dev       CustomerSoft property #86

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Schedule 2.1 (d)

Acquired Software

Equal Justice System
Unlimited Rights to LaunchPad Development Platform

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Schedule 2.1 (e)

Assumed Contracts
Existing clients of CustomerSoft

Access Data
AdSpace
Alsco
American Trucking
Bemidji State U.
City of Aspen
City of Sherman
ComPlus Data
ConnectShip
Cornerstone Brands
Custom Bus. Solutions
DataComm Networks
DFAS-SL-DFW
EduTech Support Svcs
FiServ CBS (Arlington)
FiServ CBS (Orlando)
Fisher - Rosemount
Harcourt Brace
Hudson Bank
Intek
Lasermax Roll Systems
LIM
Loyola University
Marie Callendar's
Micro Motion
Mintec
Network Alliance
Norman Hospital
Ocean Bank
ONEs Technologies
Open Solutions
Pampered Chef
Ratex
Setech
Spectron
State Corp. of VA
TFB House
The Darby Group
Trader Joe's
Wild Adventures
Wilson Jones Hospital

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Schedule 2.2 (j)

Excluded Assets

The Asset Purchase Agreement only refers to the assets of the CRM Division; there are no excluded assets for the CRM Division and no assets of Premier Data Services are included with the Asset Purchase Agreement.

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Schedule 2.3 (b)

Assumed Liabilities

CustomerSoft, LLC assumes the responsibility for the warranty, repair, maintenance, service or support obligations for the acquired assets for the existing customers as listed in Schedule

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Schedule 4.2(c)
Ancillary Agreements

Premier Data Services has no notice to, filing with, and no permit, authorization, consent or approval of, any governmental entity, or any other person is necessary for the execution and delivery of this agreement and the ancillary agreements by Premier Data Services or the consummation by Premier Data Services of the transactions contemplated by this agreement.

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Schedule 4.4
Title to Property

There are no exceptions to Premier Data Services having good and marketable title to all tangible acquired assets.

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Schedule 4.5
Confidentiality

Assigned intellectual property rights have not been disclosed to third parties.

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Schedule 6.8
CRM Division Employees

CustomerSoft, LLC shall offer employment to James R. Masters.

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EXHIBIT A

INTELLECTUAL PROPERTY ASSIGNMENT AND LICENSE AGREEMENT

This agreement (“Agreement”) shall be effective as of the Effective Date (as defined below) by and between Premier Data Services, Inc., (“Premier”), a Delaware corporation having an address at 8310 South Valley Highway, Suite 200, Englewood, CO  80112, and CustomerSoft, LLC (“CustomerSoft”), a Colorado limited liability company having an address at 8310 South Valley Highway, Suite 220, Englewood, CO 80112.

WHEREAS, Premier and CustomerSoft have entered into an Asset Purchase Agreement (“APA”) dated as of November 1, 2006, pursuant to which CustomerSoft will acquire certain assets related to Premier’s CRM Division (as defined in the APA);

WHEREAS, in accordance with the APA, Premier is willing to:  (a) assign to CustomerSoft certain intellectual property rights that have been used substantially exclusively in connection with the CRM Division; and (b) nonexclusively license to CustomerSoft certain other intellectual property rights that have been used in connection with both the CRM Division and the remainder of Premier’s business;

NOW, THEREFORE, in consideration of the foregoing, the provisions set forth herein, and other good and valuable consideration, Premier and CustomerSoft agree as follows:

ARTICLE 1-- DEFINITIONS

“Acquired Assets” has the meaning set forth in the APA.

“Acquired Technology” has the meaning set forth in the APA.

“Affiliate” of a Party means any entity controlled by, controlling, or under common control with a party, or operating under the trade identity of such party, or which is at least 50% owned by such party, but only for so long as such control, identification or ownership continues to exist.  However, foreign entities will not need to meet a majority ownership or control requirement where the laws of the relevant foreign jurisdiction do not permit majority ownership or control, provided that the Party owns or controls substantially the maximum percentage of such foreign entity permissible under such laws.

“Agreement” has the meaning set forth in the preamble.

“APA” has the meaning set forth in the preamble.

“Assigned Non-Patent IPR” means all of the following to the extent owned by Premier as of the Effective Date:  (a) copyrights, trade secrets and all other proprietary rights embodied in and used solely and exclusively with the software, designs, and other technology comprising the Acquired Assets; and (b) trademarks used solely and exclusively with the Acquired Assets (as set forth in Attachment A), together with any associated goodwill.

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“Confidential Information” of a Party means that Party’s trade secrets and unpublished patent applications, as well as any other proprietary or confidential information owned by such Party, constituting any part of the subject matter of this Agreement.

“Effective Date” means the “Closing Date” (as defined in the APA) of the transaction contemplated by the APA.

“Field of Use” means designing, making and selling CRM software solutions.

“Inventors” has the meaning set forth in Section

“Legacy IP Counsel” has the meaning set forth in Section 4.1.

“Licensed Non-Patent IPR” means all copyrights, trade secrets and other proprietary rights existing prior to the Effective Date (other than the Assigned Non-Patent IPR) and owned by Premier or licensable by Premier to CustomerSoft, that are embodied in, but are not unique to, the software, designs, and other technology comprising the Acquired Assets.

“Licensed Patents” means those patents (and patent applications, if any) specifically set forth in Attachment B.

“Parties” means Premier and CustomerSoft.

“Party” means Premier or CustomerSoft.

ARTICLE 2-- INTELLECTUAL PROPERTY RIGHTS ASSIGNMENTS

2.1           Assigned Non-Patent IPR.  Premier hereby assigns to CustomerSoft the entire right, title and interest in the Assigned Non-Patent IPR, including the right to sue for any past infringement or misappropriation by any third party (except against Premier, or contractors or customers of Premier, in connection with products or services offered by Premier prior to the Closing Date).  The Parties acknowledge that CustomerSoft is the sole owner of the Assigned Non-Patent IPR, subject to any outstanding licenses or other grants made by Premier prior to the Closing Date and identified on Schedule 1 attached hereto.  Premier shall execute and deliver to CustomerSoft the pro forma trademark assignment set forth in Exhibit 1, dated as of the Effective Date, which CustomerSoft may record at the U.S. Patent and Trademark Office.

2.2           Irrevocability.  Notwithstanding anything to the contrary, the provisions of this Article 2. are irrevocable.

ARTICLE 3 -- INTELLECTUAL PROPERTY RIGHTS LICENSE

3.1           Licensed Patents.  Premier hereby grants to CustomerSoft a paid-up, perpetual, personal, nonexclusive, worldwide license under the Licensed Patents to make, use, sell, offer for sale, have made (subject to the provisions below), have used, have sold or import any product, or perform any process, covered by any claim of the Licensed Patents in the Field of Use.

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3.2           Have Made Rights.  CustomerSoft may contract with third parties to design and/or make products (or components thereof) in the Field of Use covered by the Licensed Patents.

3.3           Non-Patent IPR.   Provided that the grant of such license does not require the payment of consideration or create liability on behalf of Premier, Premier hereby grants to CustomerSoft a royalty-free, perpetual, personal, nonexclusive, worldwide license under the Licensed Non-Patent IPR to use, reproduce, distribute, perform, display, create derivative works of, and otherwise exploit, any product or to provide any service, in the Field of Use.  With respect to any Licensed Non-Patent IPR that cannot be licensed by Premier without payment of consideration or the creation of liability, Premier shall reasonably cooperate with CustomerSoft, at CustomerSoft’s sole expense, to seek permission for such license grant.

3.4           Sublicensing.  CustomerSoft may sublicense the Licensed Patents or Licensed Non-Patent IPR without consent from Premier.

3.5           Additional Licensed Patents.  For a period of one year (1) after the Effective Date, if either Party discovers a Premier-licensable patent or patent application, which was in existence as of the Effective Date, that it believes CustomerSoft infringes, then Premier shall provide a license to CustomerSoft under such patent or patent application to perform such act, upon terms and conditions no less favorable than the terms of the license for the Licensed Patents hereunder.  As used herein, “Premier-licensable” means that Premier can grant a license as set forth herein without owing any consideration, or triggering or violating any other obligation, to any third party.

ARTICLE 4 -- INTELLECTUAL PROPERTY PROSECUTION, MAINTENANCE AND ENFORCEMENT

4.1           Deliverables.  On the Effective Date, Premier shall:  (a) deliver to CustomerSoft docket reports from Premier’s IP external counsel servicing the Assigned Non-Patent IPR (to the extent applicable) prior to the Effective Date (“Legacy IP Counsel”); (b) copies of all material information in Premier’s internal IP files relating to the Assigned Non-Patent IPR; and (c) instruct Legacy IP Counsel to make accessible to CustomerSoft copies of all U.S. Patent and Trademark Office and U.S. Copyright Office correspondence relating to Assigned Non-Patent IPR.

4.2           Assigned Intellectual Property Rights.  CustomerSoft assumes responsibility for all prosecution, maintenance and enforcement of the Assigned Non-Patent IPR, at its sole discretion, including retaining patent counsel therefor.  Premier shall notify CustomerSoft of any known or reasonably suspected third party infringement of the Assigned Non-Patent IPR.   CustomerSoft acknowledges that Legacy IP Counsel is not required to undertake any representation of CustomerSoft in relation to the Assigned Non-Patent IPR, but may do so upon mutual agreement with CustomerSoft.

4.3           Licensed Intellectual Property Rights.  Premier retains sole responsibility for all prosecution, maintenance and enforcement of the Licensed Patents and Licensed Non-Patent IPR, at its sole discretion.  CustomerSoft shall notify Premier of any known or reasonably suspected third party infringement of the Licensed Patents or Licensed Non-Patent IPR.

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ARTICLE 5-- CONFIDENTIALITY

5.1           Generally.  Each Party shall keep confidential, and not use for any purpose outside this Agreement, the other Party’s Confidential Information.  Without limiting the generality of the foregoing:  (a) Premier’s obligations shall apply with respect to any trade secrets within the Assigned Non-Patent IPR; and (b) CustomerSoft’s obligations shall apply with respect to any unpublished patent applications within the Licensed Patents, and to any trade secrets within the Licensed Non-Patent IPR.

5.2           Security Measures.  Each Party shall implement sufficient measures to protect the confidentiality of the other Party’s Confidential Information.  Such measures shall be no less than the measures the implementing Party uses to protect its own Confidential Information, and in no event less than a reasonable degree of care.

5.3           Exceptions.  Notwithstanding anything to the contrary, a Party’s obligations under Sections 5.1  and 5.2  shall be waived with respect to a particular item of Confidential Information:  (a) if and when such Confidential Information becomes generally known to the public without any breach of any obligation of confidentiality; or (b) to the limited extent a disclosure of such Confidential Information is required by a court of competent jurisdiction, or otherwise to satisfy a governmental disclosure requirement, provided that the disclosing Party provides the non-disclosing Party with advance notice of, and full cooperation in, seeking a protective order (or equivalent) restricting the scope of such disclosure to substantially the maximum degree permissible under law.

ARTICLE 6-- REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1           Warranty.  PREMIER HEREBY WARRANTS THAT THE INTELLECTUAL PROPERTY RIGHTS ASSIGNED OR LICENSED HEREUNDER ARE VALID AND ENFORCEABLE AND MAY BE USED WITHOUT INFRINGING ANY THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS.   EXCEPT FOR SUCH WARRANTY, PREMIER HEREBY DISCLAIMS AND CUSTOMERSOFT HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ALL IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY.

6.2           Indemnification.  Premier shall defend, indemnify and hold CustomerSoft harmless against any and all damages, losses, costs, expenses, claims and actions of third parties that the Acquired Technology infringes any patent, copyright, trade secret or other intellectual property and will pay such damages, settlement or costs as are finally awarded against CustomerSoft attributable to such a claim provided that CustomerSoft (i) notifies Premier promptly in writing of such a claim or action, (ii) gives Premier sole control of the defense and/or settlement of such action and (iii) gives Premier all reasonable information and assistance.  Premier assumes no liability hereunder for infringement to the extent caused by, and which otherwise would not have occurred but for, the following: (a) the combination of the Acquired Technology with computer programs developed by CustomerSoft after the Effective Date; (b) trademarks infringements involving any markings or branding on the Acquired Technology applied by CustomerSoft; or (c) infringements involving the modification of the Acquired Technology after the Effective Date.

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ARTICLE 7 -- TERM AND TERMINATION

7.1           Term.  This Agreement shall take effect on the Effective Date and continue until the expiration, revocation, invalidation, or unenforceability of every Licensed Patent and Licensed Non-Patent IPR, unless earlier terminated pursuant to the terms of this Agreement.

7.2           Termination.  If this Agreement is materially breached by either Party, the non-breaching Party may elect to give the breaching Party written notice describing the alleged breach.  If the breaching Party has not cured such breach within sixty (60) days after receipt of such notice, the notifying Party will be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately.
7.3           Survival.  The following shall survive any termination (in whole or in part) of this Agreement:  (a) any provision plainly indicating that it should survive; and (b) Article 1, Article 2, Article 4, Article 5, Article 6, and Article 8.

ARTICLE 8-- MISCELLANEOUS

8.1           Notices.  All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be:  (a) personally delivered; (b) sent by private express courier services with confirmation of receipt; (c) sent by facsimile, provided that the sending facsimile machine generates a transmission confirmation sheet reflecting successful receipt at the receiving facsimile machine; or (d) sent by registered or certified mail, return receipt requested and postage prepaid.  The Parties' respective addresses to be used for all such notices, demands or requests are as set forth above in the preamble of this Agreement.  If delivered personally or by courier, such communication shall be deemed delivered upon actual receipt.  If transmitted by facsimile, such communication shall be deemed delivered the next business day after transmission.  If sent by mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the U.S. Post Office.  Either party may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 0.

8.2           Entire Agreement.  This Agreement and, to the extent referenced herein, the APA, sets forth the complete agreement of the Parties concerning the subject matter hereof.  No claimed oral agreement in respect thereto shall be considered as any part hereof.  No amendment or change in any of the terms hereof subsequent to the execution hereof shall have any force or effect unless agreed to in writing by duly authorized representatives of the Parties.

8.3           Waiver.  No waiver of any provision, of this Agreement shall be effective unless in writing.  No waiver of any breach shall constitute a future waiver of such breach or any similar breach unless otherwise expressly provided in such waiver.  No waiver with respect to any provision of this Agreement shall constitute a waiver of any breach of any other provision of this Agreement.

8.4           Severability.  Each provision contained in this Agreement constitutes a separate and distinct provision severable from all other provisions.  Should any provision (or any part thereof) be unenforceable under or prohibited by any present or future law, then such provision (or part thereof) shall be amended, and is hereby amended, so as to be in compliance with such law, while preserving to the maximum extent possible the intent of the original provision.  Any

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provision (or part thereof) that cannot be so amended shall be severed from this Agreement and all the remaining provisions of this Agreement shall remain unimpaired.

8.5           Interpretation.  The headings in this Agreement are inserted for convenience only and do not constitute limitations thereunder.  Unless expressly noted, the term “include” (including all variations thereof) shall be construed as exemplary rather than as a term of limitation.   Each Party has been advised by counsel in connection with negotiating this Agreement.

8.6           Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile signatures.

8.7           Governing Law and Jurisdiction.  This Agreement, and any action instituted by either Party with respect to matters arising hereunder or in connection herewith shall be governed by and construed in accordance with the laws of the State of Colorado, excluding any conflict of law or choice of law rules.  The parties submit to the exclusive jurisdiction of, and venue in, the state and federal courts in Denver, Colorado.

8.8           Assignment, Delegation and Transfer.  This Agreement shall be binding upon the successors and assigns of the parties hereto.

8.9           Force Majeure.  Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason; provided that such failure to perform is beyond the reasonable control and not due (in whole or in part) to the negligence or intentional conduct or misconduct of the nonperforming party, and such nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure.

8.10           Bankruptcy Code.  The Parties acknowledge that:  (a) the intellectual property-related provisions of this Agreement are subject to 11 U.S.C. 365(n); and (b) the Licensed Patents and the Licensed Non-Patent IPR fall within the meaning of “intellectual property” as that term is used in the United States Bankruptcy Code.

8.11           Further Assurances.  Each Party will perform any act reasonably necessary to effect the rights specifically granted (or intended to be granted) to the other Party under this Agreement.

8.12           No Other Rights.   Other than as expressly granted herein, no other rights are granted or may arise hereunder, whether through a theory of implication, estoppel or otherwise.

[Signature Page Follows]

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This Intellectual Property Assignment and License Agreement is hereby entered into by and between:

Premier Data Services, Inc.

By:  _________________________________

Name:  _______________________________

Title:   ________________________________

CustomerSoft, LLC

By:  _________________________________

Name:  _______________________________

Title:   ________________________________

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ATTACHMENT A – ASSIGNED TRADEMARKS

CustomerSoft

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ATTACHMENT B – LICENSED PATENTS

There are no current or pending patents

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EXHIBIT 1 – ASSIGNMENT OF TRADEMARKS

For good and valuable consideration, the receipt of which is hereby acknowledged, Premier Data Services, Inc. (“Premier”), a corporation having an address at 8310 South Valley Highway, Suite 220, Englewood, Colorado 80112, does hereby:

(a)
irrevocably assign to CustomerSoft, LLC, a corporation having an address at 8310 South Valley Highweay, Suite 220, Englewood, CO 80112 ("Assignee"):  (1) the entire right, title and interest, everywhere in the world to the trademarks (including any applications therefore, registrations thereof, and all goodwill associated with any of the foregoing) listed on Attachment A; and (2) the right to sue third parties for trademark infringement (including but not limited to damages) accruing based on activities occurring prior to the execution date hereof;

(b)	agree, upon request (and at the expense) of Assignee to execute all oaths, assignments, powers and any other papers necessary to perfect Assignee’s title in the foregoing.

The effective date of this assignment is November 1, 2006.

For Premier Data Services, Inc.:
Notary Seal:

By:  _____________________________________

Name:  __________________________________

Title:   ___________________________________

For CustomerSoft, LLC:
Notary Seal:

By:  _____________________________________

Name:  __________________________________

Title:   ___________________________________

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SCHEDULE 1

OUTSTANDING LICENSES

There are no outstanding licenses or other grants made by Premier prior to the Closing Date

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EXHIBIT B

Transition Services Agreement

This Transition Services Agreement (“Agreement”) shall be effective as of November 1, 2006 (“Effective Date”) and is by and between Premier Data Services, Inc. (“Premier”), a Delaware corporation having an address at 8310 South Valley Highway, Suite 200, Englewood, Colorado  80112, and CustomerSoft, LLC (“CustomerSoft”), a Colorado limited liability company having an address at 8310 South Valley Highway, Suite 220, Englewood, CO 80112 (“CustomerSoft”).

Whereas, Premier and CustomerSoft have entered into an Asset Purchase Agreement dated to be effective as of November 1, 2006  (“APA”), pursuant to which CustomerSoft will acquire assets related to Premier’s CRM Division (as defined in the APA);

Whereas, the parties desire to enter into this Agreement for the provision of certain transition services to each other after the Closing of the transactions contemplated by the APA.  Such transition services may include the provision by Premier to CustomerSoft of information technology services and other administrative services, subject to the terms and conditions of this Agreement; and

Whereas, the parties are entering into this Agreement concurrent with the Closing of the transactions contemplated by the APA.

Now, Therefore, in consideration of the foregoing, the provisions set forth herein, and other good and valuable consideration, Premier and CustomerSoft agree as follows:

Article 1.    Definitions.  Unless otherwise defined herein, all capitalized terms used in this Agreement shall have their respective meanings set forth in the APA.

Article 2.    Services

Section 2.1.    Services Provided by Premier.

(a)           Services.  Subject to the terms and conditions of this Agreement, Premier shall provide to CustomerSoft during the Term the services described on the following Schedules attached hereto:

Schedule 1-A	Information Technology Services
Schedule 1-B	Human Resource Services
Schedule 1-C	Administrative Financial Services
Schedule 1-D	Site Services

(b)           Third Party Software Licenses or Contracts.  To the extent any of the Premier provided services listed on the schedules would involve making available to CustomerSoft the benefit of any third party software licenses or contracts held by Premier, then Premier shall only make available such third party software or contract benefits to the extent Premier is already permitted to do so under such licenses or contracts, if at all, without incurring any additional costs or expenses, or without violating any terms thereof.

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         Section 2.2.    Level of Service.  Premier undertakes to use the same degree of care in rendering services under this Agreement as it utilizes in rendering such services for its own operations and shall not be liable for any failure to provide services other than a failure caused by or attributable to its gross negligence or intentional misconduct or that of any of its affiliates, employees, officers or other agents.  Nothing in this Agreement will require Premier to perform or cause to be performed any service in a manner that would constitute a violation of applicable laws or a breach of a third party agreement.

Section 2.3.    Additional Services.  In the event that CustomerSoft requests Premier to perform certain services within the general nature of the services scheduled herein, but such services are not expressly described in the attached Schedules, then the parties shall discuss such request in good faith and use commercially reasonable efforts to accommodate such requests.  The ultimate provision of any such services, however, is subject to the mutual agreement of the parties.

Article 3.    Cooperation; Access to Information

Section 3.1.    The parties shall cooperate with one another in connection with the performance of the services hereunder, including using commercially reasonable efforts to produce on a timely basis all information that is reasonably requested with respect to the performance of the services during the Term; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of the party providing such information; and provided, further, that the party requesting cooperation shall pay all reasonable out-of-pocket costs and expenses incurred by the party furnishing cooperation, unless otherwise expressly agreed by the parties in writing.

Section 3.2.    Access to Information.  The parties acknowledge and affirm their respective rights and obligations under Section 6.2 of the APA regarding access to information, assets and personnel subsequent to the Closing.  Nothing in this Agreement shall be interpreted in a manner that would conflict with or restrict such rights and obligations.

Article 4.    Pricing and Payment

Section 4.1.    Service Pricing.  All services to be provided by Premier hereunder shall be free of charge through December 31, 2006.  Thereafter, pricing for the provided services shall be as set forth on the applicable Schedules.  If no pricing is expressly designated for such services, then the parties may mutually agree in writing upon applicable pricing, or, in the absence of such agreement, the price for such services shall be based on Premier’s actual out-of-pocket costs and reasonable internal charges for providing such services.  The mutual intent of the parties is to price the services in a manner that reflects the reasonable, aggregate cost to Premier arising from provision of the service.

Section 4.2.    Processing and Payment.  Commencing on January 31, 2007, as soon as practicable following the end of each calendar month, Premier shall prepare and provide an aggregated report of all services and charges, in an itemized format, to be billed to CustomerSoft for such month.  Payment shall be made by CustomerSoft within 30 days of receipt of each invoice.

Article 5.    Premier Trademarks

Section 5.1.    CustomerSoft acknowledges that all Premier trademarks, trade names, service marks, slogans, designs, labels, logos and other source-identifying symbols (“Premier Trademarks") are vested in Premier absolutely.  For the avoidance of doubt, the trademarks expressly assigned to

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CustomerSoft under the IP Agreement do not constitute Premier Trademarks, and are owned by CustomerSoft.

Section 5.2.    For a period of ninety (90) days from the Effective Date, Premier consents to CustomerSoft’s continued use of Premier Trademarks: (i) as part of CustomerSoft’ use and distribution of pre-existing Premier product literature and marketing materials related to the CRM Division and CRM Products, and (ii) to the extent they are already fixed on existing stocks of CRM Products; in both cases only in accordance with Premier's trademark usage guidelines and only in a manner which preserves the rights of Premier.  All uses of the Premier Trademarks will inure to the benefit of Premier.  CustomerSoft has no right, title or interest in the Premier Trademarks except as expressly provided herein.  Following such ninety (90) day period, the foregoing consent to use the Premier Trademarks will automatically terminate and CustomerSoft will immediately cease using the Premier Trademarks.

Section 5.3.    CustomerSoft shall ensure that, in connection with its permitted use of the Premier Trademarks, it clearly designates that CustomerSoft is a separate entity owned independently of Premier, and that it is not a Premier company or an authorized agent or representative of Premier.  For illustration purposes, during the ninety (90) day period following the Effective Date, CustomerSoft, may for example, refer to CustomerSoft as “previously the CRM division of Premier.”  CustomerSoft is not authorized to make any commitment or representation on behalf of Premier and shall ensure that it does not represent, mislead, or otherwise hold itself out to any third party as an authorized agent or representative of Premier in any manner.  CustomerSoft shall indemnify Premier from any claims, actions, costs, expenses or liabilities that arise out of a breach by CustomerSoft of the foregoing.

Article 6.    Term

The term of this Agreement shall commence on the Effective Date and shall continue for a period of six (6) months (the “Term”), although the actual duration of specific services may be for a shorter or longer period as provided on the Schedules attached hereto.  The Term may be extended by the mutual written agreement of Premier and CustomerSoft.

Article 7.    No Warranties.

            NEITHER PARTY MAKES ANY WARRANTIES UNDER THIS AGREEMENT AND EACH PARTY DISCLAIMS ALL WARRANTIES HEREUNDER, WHETHER EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, TITLE OR FITNESS FOR A PARTICULAR PURPOSE.

Article 8.    Limitation of Liability.

            Neither party shall be liable to the other, or to any third party, for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if a representative of such party is advised of the possibility or likelihood of the same.

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Article 9.    General

Section 9.1.    Entire Agreement; Modification. This Agreement (which includes the attached Schedules) constitute the whole and entire understanding and agreement of the parties with respect to its subject matter, and completely supersedes and negates any other related prior or contemporaneous representations, understandings, or agreements, written and oral.  This Agreement may be altered, amended or modified only by another written instrument which is signed by authorized representatives of both parties and by no other means.

Section 9.2.    No Third Party Beneficiaries.  Nothing contained in this Agreement is intended to, nor shall it confer upon any person or entity, other than the parties hereto, any benefit, right or remedies under or by reason of this Agreement.  The parties do not intend for there to be any third party beneficiaries under this Agreement.

Section 9.3.    Force Majeure. Neither party shall be liable to the other for failure to perform its obligations hereunder (except the payment of sums due by one party to another under this Agreement) to the extent caused by an event beyond the reasonable control of such party, including, without limitation, government regulations or orders, outbreak of a state of emergency, acts of God, war, warlike hostilities, civil commotion, riots, epidemics, fire, strikes, lockouts, or any other similar cause or causes, provided that such party promptly notifies the other in writing of such occurrence and makes all commercially reasonable efforts to promptly eliminate the effect thereof.

Section 9.4.    Notices. Any notice or other communication given by either party to the other regarding this Agreement will be deemed given and served when personally delivered, or two (2) days after sent by reputable overnight courier requiring signature for receipt, addressed to the party at its notice address set forth in the preamble of this Agreement. Either party may change its notice address by written notice to the other.

Section 9.5.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original and when taken together shall constitute a single fully-signed original, regardless whether the parties’ signatures appear together on the same document or separately on one or more counterparts.

Section 9.6.    Captions and Headings. This Agreement’s captions and paragraph headings are for convenience of reference only, and shall not be deemed part of this Agreement or used as an aid in its construction.

Section 9.7.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person or entity.

Section 9.8.    Governing Law; Jurisdiction and Venue; Attorney’s Fees.  This Agreement will be governed by and construed in accordance with the laws of the State of Colorado and applicable United States federal law, without reference to “conflict of laws” provisions or principles. The United Nations Convention on Contracts for the International Sale of Goods will not apply to any transactions under this Agreement. Jurisdiction and venue of any dispute or legal action brought by either party arising out of or relating to this Agreement (including any services under this Agreement), shall lie exclusively in, or be transferred to, the courts of the City and County of Denver, Colorado and/or the United States District Court for the State of Colorado. The prevailing party in any dispute or legal action shall recover from the other party its reasonable attorney’s fees and costs of suit in addition to any other relief granted.

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Section 9.9.    Independent Contractors. The relationship of Premier and CustomerSoft established by this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venturer of the other.

Section 9.10.    Assignment.   This Agreement will be binding upon and inure to the benefit of the parties and their successors and assigns.

Section 9.11.    Waiver. Either party’s (i) waiver of any performance by the other party, (ii) waiver of any condition of this Agreement, or (iii) consent to any breach of this Agreement by the other party, shall (a) be effective only if expressly set forth in a writing signed by the party alleged to have waived or consented, and (b) not constitute or require an ongoing waiver of such performance or condition, or consent to any previous, different or subsequent breach, regardless of whether such performance, condition or breach is similar, identical or related, and regardless of the course of dealing which develops or has developed between the parties.

Section 9.12.    Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality or unenforceability, or, if that is not possible, such provision shall, to the extent of such invalidity, illegality or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect, provided, however, that the court shall have authority and jurisdiction to, and shall, add to this Agreement a provision as similar in terms and intended effect to such severed provision as may be possible and be legal, valid and enforceable.

In Witness Whereof, the parties have caused their respective duly authorized representatives to execute and enter into this Transition Services Agreement as of the Effective Date.

Premier Data Services, Inc.:	CustomerSoft, LLC:
By: ______________________________ Print Name: ________________________ Title: _____________________________	By: ______________________________ Print Name: ________________________ Title: _____________________________
Date: _____________________________	Date: _____________________________

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Schedule 1-A

Information Technology Services

Access to the Premier Data Services Exchange Server to host the CustomerSoft mail domain

Hosting of the CustomerSoft website for the domain of www.customersoft.com

Access to the Premier Data Services ftp server for the existing CustomerSoft logins

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Schedule 1-B

Human Resource Services

Retain the current employees of CustomerSoft which includes Don L. Brower and James Masters on the Premier payroll system with an administrative chargeback, to be paid in advance of payroll, to CustomerSoft for such costs through December 31, 2006.

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Schedule 1-C

Administrative Financial Services

No administrative financial services will be required

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Schedule 1-D

Site Services

Site services will be provided per the separate Agreement between Premier Data Services and CustomerSoft, LLC.

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